Exhibit 99.2

Index to Unaudited Financial Statements

Balance Sheets as of September 30, 2009 (Unaudited) and December 31, 2008	1
Statements of Operations for the nine months ended September 30, 2009 and 2008, and for the period from July 11, 2007 (inception) to September 30, 2009 (Unaudited)	2
Statements of Cash Flows for the nine months ended September 30, 2009 and 2008, and for the period from July 11, 2007 (inception) to September 30, 2009 (Unaudited)	3
Notes to Unaudited Financial Statements	4

Calixa Therapeutics, Inc.

(a development stage company)

Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,171,591	$11,474,137
Short-term investments	7,919,976	11,631,290
Prepaid expenses and other assets	74,148	76,390
Total current assets	12,165,715	23,181,817

Property and equipment, net	19,130	10,343
Total assets	$12,184,845	$23,192,160

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,430,675	$1,266,761
Accrued compensation related expenses	216,540	24,081
Total current liabilities	1,647,215	1,290,842

Preferred stock warrant liability	394,998	435,536

Series A preferred stock, $0.0001 par value; 28,669,726 shares authorized; 27,752,294 shares issued and outstanding at September 30, 2009 (unaudited) and December 31, 2008; liquidation preference of $30,250,000 at September 30, 2009	30,350,753	30,352,645

Stockholders’ deficit:
Common stock, $0.0001 par value; 40,000,000 shares authorized; 9,022,000 and 8,222,000 shares issued and outstanding at September 30, 2009 (unaudited) and December 31, 2008, respectively	902	822
Additional paid-in capital	637,595	530,547
Accumulated other comprehensive income	3,123	24,934
Deficit accumulated during the development stage	(20,849,741)	(9,443,166)
Total stockholders’ deficit	(20,208,121)	(8,886,863)
Total liabilities and stockholders’ deficit	$12,184,845	$23,192,160

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Statements of Operations

(Unaudited)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Period From July 11, 2007 (inception) to September 30, 2009
Operating expenses:
Research and development	$10,922,680	$3,308,630	$18,670,152
General and administrative	574,584	630,757	1,532,089
Total expenses	11,497,264	3,939,387	20,202,241

Interest income	71,126	278,469	441,912
Other financing income	40,538	51,448	132,528
Other financing expense	(20,975)	(141,847)	(1,221,940)
Net loss	$(11,406,575)	$(3,751,317)	$(20,849,741)

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Period From July 11, 2007 (inception) to September 30, 2009
Operating activities
Net loss	$(11,406,575)	$(3,751,317)	$(20,849,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,192	2,675	10,760
Stock-based compensation expense	19,128	4,168	24,998
Other financing income	(40,538)	(51,448)	(132,528)
Noncash interest expense	(1,902)	128,274	1,184,171
Amortization of investment premium and accretion of discount	134,261	(189,966)	(70,343)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	2,243	(2,458)	(74,147)
Accounts payable and accrued expenses	163,914	91,127	1,430,675
Accrued compensation related expenses	192,459	102,208	216,540
Net cash used in operating activities	(10,929,818)	(3,666,737)	(18,259,615)

Investing activities
Purchases of investments	(8,944,750)	(2,613,423)	(31,346,501)
Sale of investments	12,500,000	10,750,000	23,500,000
Purchase of property and equipment	(15,979)	(1,717)	(29,900)
Net cash provided by (used in) investing activities	3,539,271	8,134,860	(7,876,401)

Financing activities
Proceeds from issuance of convertible promissory notes	—	—	1,000,000
Proceeds from the issuance of common stock	88,001	13,200	141,025
Proceeds from the issuance of preferred stock, net of offering costs	—	—	29,166,582
Net cash provided by financing activities	88,001	13,200	30,307,607
Net (decrease) increase in cash and cash equivalents	(7,302,546)	4,481,323	4,171,591
Cash and cash equivalents at beginning of period	11,474,137	4,514,759	—
Cash and cash equivalents at end of period	$4,171,591	$8,996,082	$4,171,591

See accompanying notes.

Calixa Therapeutics, Inc.

(a development stage company)

Notes to Unaudited Financial Statements

September 30, 2009

1. Organization and Basis of Presentation

The Company has experienced recurring losses from operations and has generated an accumulated deficit of $20,849,741 as of September 30, 2009. The Company believes it can continue to raise debt and equity financing from either current or new investors to fund the costs associated with the clinical trials process; however, such funds may or may not be available under reasonable terms.

The accompanying financial statements have been prepared on a going concern basis, which assumes that the Company will realize its assets and satisfy its liabilities in the normal course of business. The Company’s inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The unaudited interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Fair Value of Financial Instruments

The carrying amounts of financial instruments such as cash and cash equivalents, accounts payable and accrued liabilities approximate fair value because of the short-term nature of these items.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

Short-Term Investments

Short-term investments consist of obligations of the U.S. government and its agencies, and corporate commercial paper obligations with maturities from the purchase date of greater than three months. Management has classified the Company’s short-term investments as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are stated at fair market value, with unrealized gains and losses reported in other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary in available-for-sale securities are included in interest income and have been immaterial for each of the periods presented. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. At September 30, 2009 and December 31, 2008, all funds were classified as current assets and were invested in a U.S. government agency and commercial paper obligations with original maturities of one year or less.

Details of investments are as follows:

	As of September 30, 2009
	Cost	Gross Unrealized Gains	Fair Market Value

U.S. government agency securities	$7,167,122	$2,969	$7,170,091
Corporate debt securities	749,731	154	749,885
	$7,916,853	$3,123	$7,919,976

	As of December 31, 2008
	Cost	Gross Unrealized Gains	Fair Market Value

U.S. government agency securities	$7,376,674	$5,831	$7,382,505
Corporate debt securities	4,229,682	19,103	4,248,785
	$11,606,356	$24,934	$11,631,290

At September 30, 2009 and December 31, 2008, the Company had no investments that were classified as trading or held-to-maturity.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the straight-line method. The amortization and accretion, interest income and realized gains and losses on investments are included in interest income in the statements of operations. Interest income is recognized when earned.

Research and Development

Research and development costs include salaries, cost of outside collaborators and outside services, clinical trial expense and license costs. Research and development costs are expensed as incurred.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation expense is charged to operations over the estimated useful service period of the assets using the straight-line method. The estimated useful lives of property and equipment range from three to seven years.

Stock-Based Compensation

Compensation cost recognized for the nine-month periods ended September 30, 2009 and 2008, and for the period from July 11, 2007 (inception) to September 30, 2009, includes compensation cost for all share-based compensation granted, based on the grant-date fair value of stock awards for employees and fair market value as of each reporting date during the vesting period of stock awards for consultants, estimated using the Black-Scholes option pricing model. Recognized compensation cost has not been significant through September 30, 2009.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Accounting principles generally accepted in the United States of America require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company provides a full valuation allowance for deferred taxes given the uncertainty of future utilization.

Comprehensive Income (Loss)

All components of comprehensive income (loss), including net income (loss), are required to be reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources, including unrealized gains and losses on investments. For the period July 11, 2007 (inception) to September 30, 2009, there were no material realized gains or losses on investments. At September 30, 2009 and December 31, 2008, there were unrealized gains on investments of $3,123 and $24,934, respectively.

New Accounting Standards

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance establishing the Hierarchy of Generally Accepted Accounting Principles. The guidance provides for the FASB Accounting Standards Codification (the Codification) to become the single official source of authoritative, nongovernmental generally accepted accounting principles (GAAP). The Codification did not change GAAP but reorganizes the literature. The Company adopted the guidance for the interim period ended September 30, 2009. The application of this guidance did not have a material impact on the Company’s unaudited interim financial statements.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the Company to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. The guidance does not apply to subsequent events or transactions that are within the scope of other applicable generally accepted accounting principles in the United States that provide different guidance on the accounting treatment for subsequent events or transactions. The Company adopted the guidance on June 30, 2009, and the adoption did not have a material impact on the Company’s unaudited interim financial statements.

During 2009, the Company adopted two accounting pronouncements on the fair value of financial instruments issued by the FASB in April 2009, neither of which had a material impact on its unaudited interim financial statements:

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which clarifies the interaction of the factors that should be considered when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability when compared with normal market activity for the asset or liability (or similar assets or liabilities). If there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the transactions or quoted prices is required, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

Interim Disclosures about Fair Value of Financial Instruments, which require disclosure in the body or in the accompanying notes of the Company’s summarized financial information for interim reporting periods and in its financial statements for annual reporting periods of the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not in the balance sheets.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard is effective for the Company on October 1, 2009. The Company does not expect the impact of its adoption to be material to its unaudited interim financial statements.

In June 2006, the FASB issued FASB guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are more-likely-than-not of being sustained upon examination by the applicable tax authority, based on the technical merits of the tax position, and then recognizing the tax benefit that is more-likely-than-not to be realized. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current reporting period. The Company adopted the guidance in 2009 and the adoption did not have a material impact on the Company’s unaudited interim financial statements.

3. Fair Value Measurements

The fair values of the Company’s financial instruments are recorded using a hierarchal disclosure framework based upon the level of subjectivity of the inputs used in measuring assets and liabilities. The following table presents information about the Company’s financial assets measured at fair value on a recurring basis as of September 30, 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

As a basis for considering such assumptions, the framework establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash equivalents and short-term investments required to be measured at fair value as of September 30, 2009, are all classified within the Level 1 designation as noted above. The preferred stock warrant liability measured at fair value as of September 30, 2009, is classified within the Level 3 designation as noted above.

		Fair Value Measurements at September 30, 2009 Using
	September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
U.S. Treasury obligations and money market fund (1)	$11,376,563	$11,376,563	$—	$—
Total	$11,376,563	$11,376,563	$—	$—

Liabilities
Preferred stock warrant liability (2)	$394,998	$—	$—	$394,998
Total	$394,998	$—	$—	$394,998

(1)    Included as a component of cash and cash equivalents and short-term investments on accompanying balance sheets.

(2)    The Company’s Level 3 financial liability consists of a long-term warrant liability related to warrants to purchase preferred stock. All warrants are being valued utilizing the Black-Scholes pricing model.

The following table provides reconciliation for all liabilities measured at fair value using significant unobservable inputs (Level 3) for the nine-month period ended September 30, 2009.

Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
Liabilities
Balance at December 31, 2008	$435,536
Changes in fair value reflected as other financing income	(40,538)
Balance at September 30, 2009	$394,998

4. Property and Equipment

Property and equipment consists of the following:

	September 30, 2009	December 31, 2008

Computer equipment	$29,890	$13,911
Less accumulated depreciation	(10,760)	(3,568)
	$19,130	$10,343

Depreciation and amortization expense for the nine months ended September 30, 2009 and 2008, and the period from July 11, 2007 (inception) to September 30, 2009, was approximately $7,192, $2,675, and $10,760, respectively.

5. Convertible Notes and Stockholders’ Equity

In August 2007, the Company borrowed from an investor an aggregate principal amount of $1,000,000 under convertible promissory notes. The convertible promissory notes had an annual interest rate of 8.75%. The principal, plus accrued interest of $23,253, under the convertible promissory notes converted into 917,432 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) in November 2007, in connection with the initial closing of the Series A Preferred Stock financing. In conjunction with the convertible promissory notes, the Company issued to the investor a warrant to purchase 917,432 shares of Series A Preferred Stock (see Warrant discussion below). The treatment of the value attributed to the warrant as a debt discount resulted in a beneficial conversion feature on the convertible promissory note of $472,474. The amount of the beneficial conversion feature was limited based on the sum of the value attributed to the warrant and the beneficial conversion feature being limited to the proceeds of $1,000,000 under the convertible promissory note. The fair value of the warrant and the beneficial conversion feature are together treated as a debt discount and amortized to interest expense over the term of the debt which resulted in $1,000,000 in interest expense recorded in November 2007.

During 2007, the Company sold an additional 12,958,715 shares of Series A-1 Preferred Stock at $1.09 per share for gross proceeds of $14,101,747 (Initial Closing), in addition to the shares issued for the conversion of $1,000,000 in convertible promissory notes as discussed above.

Included in the terms of the Series A Preferred Stock agreement were certain rights granted to the holders of the Series A Preferred Stock issued in the Initial Closing which obligated the Company to deliver 13,876,147 shares of Series A Preferred Stock at $1.09 per share in a subsequent closing (Second Closing), at the option of the holders of the Series A Preferred Stock (the Right). The Series A Preferred Stock, based on its “deemed liquidation” terms, is deemed to be redeemable as the terms are not within the control of the Company. Authoritative accounting guidance requires the Company to account for the Right to purchase additional shares of Series A Preferred Stock as a liability and not as an equity instrument. In addition, increases or decreases in the fair value of the obligation to issue Series A-2 preferred shares accounted for as a long-term liability should be recorded as a change in the carrying value of the liability on the balance sheets and as other financing expense in the statements of operations.

The Company determined the estimated fair value of the obligation using a valuation model which considers the probability of achieving a milestone, if any, the Company’s cost of capital, the estimated time period the Right will be outstanding, consideration received for the instrument with the Right, the number of shares to be issued to satisfy the Right, and at what price and any changes in the fair value of the underlying instrument to the Right. During December 2008, the Company sold 13,876,147 shares of Series A-2 convertible preferred stock (Series A-2 Preferred Stock) at $1.09 per share for gross proceeds of $15,125,000. As a result, the Company has no further obligation under the Right. The change in the estimated fair value of the Right for the nine-month period ended September 30, 2008 was $129,182. The change in the estimated fair value of the Right from September 30, 2008 through the exercise of the Right in December 2008 was $30,651 at which point the revised fair value of the Right was reclassified to preferred stock.

The holders of the Series A Preferred Stock are entitled to receive noncumulative dividends at a rate of $0.08 per share per annum. The preferred stock dividends are payable when and if declared by the Board of Directors. As of September 30, 2009, the Board of Directors has not declared any dividends. The Series A Preferred Stock dividends are payable in preference and in priority to any dividends on common stock.

The holders of the Series A Preferred Stock are entitled to receive liquidation preferences at the rate of $1.09 per share plus all declared and unpaid dividends. Liquidation payments to the holders of Series A Preferred Stock have priority and are made in preference to any payments to the holders of common stock.

The shares of Series A Preferred Stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilutive adjustments. Each share of Series A Preferred Stock is automatically converted into common stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is not less than $3.27 (as adjusted), and the gross cash proceeds are at least $40,000,000, or (ii) the date specified by written consent or agreement of the holders of not less than 66 2/3% of the then outstanding shares of Preferred Stock.

The holders of Series A Preferred Stock are entitled to one vote for each share of common stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Warrants

In August 2007, the Company issued a warrant to purchase 917,432 shares of Series A Preferred Stock at an exercise price of $1.09 per share in connection with the convertible promissory notes (see Convertible Preferred Stock discussion above). The warrant was immediately exercisable and has a five-year life. The warrant was initially valued at $527,526 using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.99%; dividend yield of zero; expected volatility rate of 57%; with an expected life of five years. The value of the warrant was recorded as a debt discount, which was fully amortized to interest expense at the conversion date of the promissory notes in November 2007. The warrant is classified as a liability on the balance sheets, as warrants for redeemable shares with “deemed liquidation” terms must be recorded as a liability even if the share repurchase feature is conditioned on a defined contingency. The warrant is subject to re-measurement at each balance sheet date and any change in fair value would be recognized in the statements of operations. As of September 30, 2009 and December 31, 2008, the warrant was valued at $394,998 and $435,536, respectively. The other financing income related to the remeasurement of the preferred stock warrant liability was $40,538, $51,448 and $132,528 for the nine month periods ended September 30, 2009 and 2008, and the period from July 11, 2007 (inception) to September 30, 2009, respectively.

Restricted Common Stock

In July 2007, in conjunction with the founding of the Company, 7,747,000 shares of common stock were issued, including 2,208,000 shares of restricted common stock to the founders (Founders’ Stock). The Founders’ Stock vests on various schedules and the Company has the option to repurchase any unvested shares of Founders’ stock at the original purchase price upon any voluntary or involuntary termination for cause. In the event of a merger, sale, or other change in control of the Company and a termination for reasons other than cause, any unvested shares of Founders’ Stock immediately vest.

6. Stock Options

The Company adopted a Stock Option Plan (the Plan) in 2007 under which 1,151,000 shares of common stock are reserved for issuance to employees, nonemployee directors and consultants of the Company. On February 10, 2009, the number of common shares subject to the 2008 stock plan was increased by 500,000 from 1,151,000 to 1,651,000. On November 16, 2009, the number of common shares subject to the Plan increased by 200,000 from 1,651,000 to 1,851,000. The Plan provides for the grant of incentive stock options, nonstatutory stock options, phantom stock and rights to purchase restricted stock to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the Plan is ten years. The options generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years. As of September 30, 2009, 163,500 options remain available for future grant under the Plan.

7. License Agreements and Commitments

The Company entered into a License Agreement with Astellas Pharma Inc. (Astellas), a Japanese company, on November 1, 2007, wherein Astellas had developed a new antibiotic agent and granted the Company an exclusive worldwide license (with the exception of Japan, Taiwan, South Korea, China, Thailand, Indonesia, the Philippines, Australia, New Zealand, India, Saudi Arabia, Kuwait, Oman, Qatar, United Arab Emirates, Bahrain, and Yemen) to manufacture and distribute the product in exchange for up to $47 million in milestone payments and tiered single-digit royalties on annual net sales. In November 2007, the Company made a $1.5 million upfront payment related to the license, which was expensed as in-process research and development upon payment. In August 2009, the Company made an additional $1.5 million payment related to the license, which was expensed as in-process research and development upon payment.

On February 16, 2009, the Company entered into a master service agreement with Galenus GmbH to provide clinical development services in Europe for the Company’s Phase 2 trial. The agreement provides for payments of $2,026,218 for services, and up to an additional $1,124,644 of payments for pass-through costs. The clinical trials are expected to be completed in May 2010. For the nine-month period ended September 30, 2009, the Company had paid $408,477 related to the agreement.

In April 2009, the Company initiated an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion.

8. Subsequent Events

On December 12, 2009, the Company signed a definitive agreement to sell the Company to Cubist Pharmaceuticals under which Cubist will pay to the Company $92.5 million in cash, subject to certain adjustments, after which Calixa will become a wholly owned subsidiary of Cubist. Cubist could also be required to make potential payments to the Calixa stockholders of up to $310 million upon achieving certain development, regulatory, and commercial milestones.